UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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MARTHA STEWART LIVING OMNIMEDIA, INC.
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A Letter

From Lisa Gersh

Dear Fellow Stockholders,

Our team has accomplished a great deal since I arrived at Martha Stewart Living Omnimedia in mid-2011. We added strong and energized leadership in key executive and business-unit positions, we signed new partnerships that offer substantial promise for the future, and we crafted a strategic plan designed to deliver sustainable long-term growth over the next three to five years. It is clear that the company’s performance in 2011, when we posted a net loss, is not acceptable, and it does not reflect our view of MSLO’s potential. We believe our strategic plan will significantly improve performance, beginning in mid-2012. Our plan consists of four major components.

First, we are focused on driving improvement in advertising sales. Our print titles have robust readership bases. On the digital side, we believe we have already been effective in migrating our readers to digital platforms, evidenced both by the strength of our website audience and by the growing popularity of our iPad editions. To align our financial performance with the audiences we deliver, we have installed seasoned leaders who are taking a more brand-centric approach to print-advertising sales and are working to strengthen our digital-sales capability. In print, we are pursuing stronger sales at our individual titles, each of which has strong brand equity, and are broadening our content to appeal to advertisers in such categories as beauty, fashion, and parenting. Behind these efforts is a creative team charged with keeping our titles vibrant by continually bringing fresh and relevant ideas to our readers and advertisers.

Our second strategic initiative is the reinvention of our television and video business. What we currently call Broadcasting should begin to look like a very different business by the end of 2012. Our core competency in video is that we deliver great how-to information, as well as an entertainment component built around personalities like Martha, Emeril Lagasse, and Lucinda Scala Quinn. In fact, we own more than 2,500 hours of this evergreen content, which we are fully digitizing as we pursue initiatives to enhance the brand experience we provide to consumers. In terms of new content, as we are in the final year of our Hallmark Channel agreement, we are talking with a variety of parties from broadcasters and cable networks to independent production companies and digital platforms about innovative opportunities to leverage what we do best.

The third element of our strategy is to continue to grow our Merchandising business through multiple avenues: by category, by product, and by geography. The business is performing very well, with over one billion in annual sales at retail across our base of partnerships, and is generating double-digit growth in revenue and operating income. But we believe it can do even better as existing relationships continue to grow, as new partners come on board domestically and potentially internationally, and as we take steps to improve profit margins beyond already attractive levels.

The December 2011 signing of our strategic and commercial partnership with J.C. Penney is a watershed development. The deal’s 10-year commercial partnership promises revenue of at least $172 million, and the strategic component, including J.C. Penney’s 16.6 percent equity stake in MSLO, significantly strengthens our balance sheet. As we gear up for the launch of the commercial partnership in 2013, we continue to explore other opportunities in categories where we can establish brand equity, as demonstrated by the new Martha Stewart Home Office with Avery line, currently sold exclusively at Staples.

In the meantime, our existing merchandising efforts continue to show momentum. In early 2012, The Home Depot extended and expanded its partnership with us to sell Martha Stewart Living products, and Macy’s renewed its agreement to sell the Martha Stewart Collection at its stores nationwide. These extensions underscore the vibrancy of the Martha brand at retail, and we are expecting another great year of growth in Merchandising in 2012.

The fourth and final piece of our strategic plan is to run each of our segments more efficiently, allocating a greater measure of resources toward revenue-generating activities. In Publishing, we reduced editorial and support expenses in late 2011, investing that savings in leadership charged with driving our brand-centric and digitally focused advertising-sales strategy. In Broadcasting, our move away from live programming enables us to eliminate a studio lease and production infrastructure, delivering substantial cost savings. Expense management across each of our businesses will remain a priority.

We are very focused on implementing the plan we have put in place, and we are excited about what lies ahead. We believe we have strong brands and audiences that can be leveraged across traditional- and new-media formats. We have a terrific team in place, and we are determined to deliver. We also have a greatly improved financial position: With the proceeds from the J.C. Penney investment and from the 2011 sale of our interest in WeddingWire, we were able to eliminate our bank debt, pay a one-time special dividend to stockholders, and end the year with approximately $50 million in cash, giving us the flexibility to support our growth objectives.

In closing, I want to thank our stockholders for their patience and continued interest in MSLO. We are focused on delivering sustainable growth and profitability and building value for the future.

/s/ Lisa Gersh

Lisa Gersh

President & Chief Operating Officer

A Letter

From Martha Stewart

Dear Fellow Stockholders,

The year that just passed brought with it many interesting and promising changes in our business, including new media offerings and new merchandising partnerships, all of which reflect our determination to be wherever consumers want and need us. Martha Stewart Living Omnimedia reaches approximately 66 million consumers across all media platforms each month and has a growing retail presence with more than 8,500 products in over 38,000 retail locations.

In 2012, we will continue to build on our flourishing merchandising business. Earlier this year, we extended our successful relationship with The Home Depot, ensuring that our Martha Stewart Living line of products will be available in the home-improvement retailer’s 2,000-plus stores into 2016. The Home Depot has been an excellent addition to our merchandising portfolio, and, as part of the extended agreement, we are broadening our offerings there to include a line of craft furniture and an expanded assortment of holiday merchandise. We are delighted that in 2012 we continue to offer the beautiful products that have made our Martha Stewart Collection the No. 1 home brand at Macy’s and the leading brand on the store’s bridal registry. We recently introduced our Martha Stewart Home Office with Avery line, sold exclusively at Staples, featuring planning binders, notebooks, file folders, and desk and pantry organizers that are beautiful and functional. We also further extended our Martha Stewart Pets line at PetSmart with products for cats and puppies. And our Martha Stewart Crafts line now includes yarns and a loom with Lion Brand and craft paint with Plaid.

In addition, in December of last year, we forged a strategic alliance with J.C. Penney to offer consumers our beautiful, well-designed products in Martha Stewart stores and to develop a joint Martha Stewart–branded e-commerce site, where consumers will be able to access our products in a single, online location. The stores and e-commerce site fulfill long-standing dreams of mine, and I’m looking forward to the launch of both in 2013.

Just as our merchandising business is evolving, so, too, is our media business. Under the leadership of editor in chief Pilar Guzmán, Martha Stewart Living magazine is offering all the creative content that our readers expect from us, including venturing into categories such as beauty and fashion, which should allow us to reach new readers and new advertising partners. With Alanna Stang at the helm, Whole Living has a fresh look and spirit that is as inspiring as it is informative, while Sarah Carey is energizing Everyday Food fans with more fabulous recipes and a daily video newsletter that answers the eternal question: “What’s for dinner?” Martha Stewart Weddings remains the No. 1 bridal magazine on newsstands, thanks in large measure to editor in chief Elizabeth Graves and editorial director Darcy Miller.

The media business is in the midst of truly transformative change as digital becomes an increasingly important platform. At MSLO, we are at the forefront of that change. Our websites are go-to destinations for consumers seeking “how-to” lifestyle content, reaching more than 6 million unique visitors each month. And in 2011, we unveiled several amazing apps and began offering digital subscriptions to our magazines. The consumer response to our digital editions has been very positive, with combined digital readership, including print subscribers accessing digital editions, exceeding 5 percent of total circulation. And that’s before we’ve even introduced iPad editions of Whole Living and Martha Stewart Weddings, which will be available in that format this year.

It’s also worth mentioning that our books business is thriving. In 2011, we extended our long-standing relationship with Clarkson Potter with a new agreement to publish 12 more books through 2016. We added four new titles to our library last year with the publication of Martha Stewart’s New Pies & Tarts, Martha Stewart’s Handmade Holiday Crafts, and Martha’s Entertaining, followed by Everyday Food: Light and, coming this month, Martha’s American Food.

We were pioneers in starting this business, and we will continue in that spirit in absolutely every venue possible. I would like to thank our valued employees, as well as you, our valued stockholders, for supporting us as we build for the future.

Sincerely,

/s/ Martha Stewart

Martha Stewart

Founder

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 23, 2012.

Meeting Information MARTHA STEWART LIVING Meeting Type: Annual Meeting

OMNIMEDIA, INC. For holders as of: March 28, 2012

Date: May 23, 2012 Time: 12:00 PM EDT Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/mso.

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/mso and be sure to have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page). You are receiving this communication because you hold shares in

MARTHA STEWART LIVING OMNIMEDIA, INC. the above named company. 601 WEST 26TH STREET

NEW YORK, NY 10001 This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.

You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important P22647 information contained in the proxy materials before voting.

- See the reverse side of this notice to obtain M45825 proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

THE NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS, PROXY STATEMENT, 2011 ANNUAL REPORT AND STOCKHOLDER LETTERS

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3:

1. To elect the following nominees as directors:

01) Martha Stewart 05) Arlen Kantarian 02) Lisa Gersh 06) William Roskin 03) Charlotte Beers 07) Margaret Smyth 04) Frederic Fekkai

2. To amend the Omnibus Stock and Option Compensation Plan to increase the number of shares.

3. To approve, by advisory vote, the compensation of the named executive offi cers as disclosed in the proxy statement.

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

M45827-P22647

M45828-P22647